Exhibit 99.1

Masimo Expands Its Board of Directors with Appointment of Medical
Device Executive Craig Reynolds
Irvine, California - April 4, 2014 - Masimo (NASDAQ: MASI), a global innovator of noninvasive patient monitoring technologies, today announced the appointment of seasoned medical device executive Craig B. Reynolds to the Board of Directors of Masimo. Reynolds also will serve as a member of the board’s Audit Committee as well as the Compensation Committee.
“Masimo has been at the forefront of medical technology innovation, patient safety, and cost efficiencies in hospital environments - and has done so with ethics and integrity,” Reynolds said. “I look forward to joining a truly impressive Board of Directors and am confident that my medical device experience will allow me to contribute to Masimo’s continued success.”
Reynolds, 65, has served as a director of Symmetry Medical, Inc. (NYSE: SMA) since Jan. 4, 2008, and is currently Chairman of the Board. He is the Chief Executive Officer and a Director of Cereve, Inc., a medical company engaged in resolving insomnia. Prior to joining Cereve, Reynolds served as Chief Operating Officer of Philips Respironics Home Health Solutions, a subsidiary of Philips, from 2008 to 2010. Prior to Philips Respironics, Reynolds was the Chief Operating Officer and a Board Member of Respironics, Inc. (NASDAQ: RESP), a company that develops, manufactures and markets medical devices worldwide. Reynolds also served as CEO and Director of medical device company Healthdyne Technologies, Inc. (NASDAQ: HDTC).
He earned his B.S. in industrial management from the Georgia Institute of Technology and his M.B.A. from Georgia State University.
“We are honored to have a professional of Craig’s caliber on our team,” said Masimo Chairman and CEO Joe Kiani. “Craig brings a unique combination of Executive and Board experience from the medical technology sector as well as a long track record of doing the right things the right way. As a result, I am confident that he will be a valuable member of our board.
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About Masimo
Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care-helping solve "unsolvable" problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry's ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and PVI®, in addition to SpO2, pulse rate, and perfusion index (PI). Additional information about Masimo and its products may be found at www.masimo.com.

Media Contacts:
Mike Drummond
Masimo Corporation
Phone: (949) 297-7434
Email: mdrummond@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI, are trademarks or registered trademarks of Masimo Corporation.